Exhibit 3.4

CIM INCOME NAV, INC.

ARTICLES SUPPLEMENTARY

CIM Income NAV, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Sections 5.2.2 and 5.4 of the charter of the Corporation, as supplemented, amended and restated, and as may be further supplemented, amended and restated from time to time (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted at a meeting of the Board of Directors, reclassified and designated (i) 41,500,000 authorized but unissued shares of Class D Common Stock, $.01 par value per share (the “Class D Shares”), as shares of Class S Common Stock, $.01 par value per share (“Class S Shares”); (ii) 40,500,000 authorized but unissued shares of Class T Common Stock, $.01 par value per share (the “Class T Shares”), as Class S Shares; and (iii) 40,500,000 authorized but unissued shares of Class I Common Stock, $.01 par value per share (the “Class I Shares”), as Class S Shares (collectively, the “Shares”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as follows and provided for the issuance thereof. Upon any restatement of the Charter, Sections 1 through 5 of this Article FIRST shall become part of Article V of the Charter, with such changes in enumeration as are necessary to complete such restatement. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

Class S Shares

(1)    Designation and Number. A class of Common Shares, designated as the Class S Common Stock (“Class S Shares”), is hereby established. The number of authorized Class S Shares shall be 122,500,000.

(2)    Rank. Class S Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) on parity with the Class D Shares, Class T Shares and Class I Shares and all other equity securities issued by the Corporation other than those referred to in clause (b); and (b) junior to all equity securities issued by the Corporation the terms of which provide that such equity securities rank senior to Class S Shares.

(3)    Distributions. Distributions shall be made with respect to the Class S Shares at the same time as those made with respect to the Class D Shares, Class T Shares and Class I Shares. The per share amount of any Distribution with respect to the Class S Shares shall be determined as described in the most recent prospectus, as such may be amended from time to time (the “Class S Prospectus”), relating to an offering and sale of Class S Shares registered for sale to the public in accordance with applicable federal and state securities laws, or as described in the most recent private placement memorandum, as such may be amended from time to time (the “Class S Private Placement Memorandum”), relating to an unregistered sale of Class S Shares pursuant to an applicable exemption from the registration requirements of the Securities Act and state securities laws.

(4)    Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any Distribution of the Assets of the Corporation, the holder of each Class S Share shall be entitled to be paid, out of the Assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the net asset value of the Corporation allocable to the Class S Shares, calculated by the Advisor as described in the applicable Class S Prospectus or Class S Private Placement Memorandum, divided by the number of outstanding Class S Shares (the “Net Asset Value per Class S Share”). If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available Assets of the Corporation, or proceeds thereof, distributable among the holders of Common Shares shall be insufficient to pay in full liquidation payments equal to (i) the Net Asset Value per Class D Share to the holder of each Class D Share, (ii) the Net Asset Value per Class T Share to the holder of each Class T Share, (iii) the Net Asset Value per Class I Share to the holder of each Class I Share and (iv) the Net Asset Value per Class S Share to the holder of each Class S Share, then such Assets, or the proceeds thereof, shall be distributed among the holders of the Class D Shares, the Class T Shares, the Class I Shares and the Class S Shares ratably in the same proportion as the respective amounts that would be payable on such Class D Shares, Class T Shares, Class I Shares and Class S Shares if all amounts payable thereon were paid in full.

(5)    Voting Rights. Subject to the provisions of Article VI of the Charter and except as may otherwise be specified in the Charter, each Class S Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 11.2 of the Charter. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, each holder of a Class S Share shall vote together with the holders of all other Common Shares entitled to vote, and the holders of the Common Shares shall have the exclusive right to vote, on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

SECOND:    Prior to the reclassification and designation authorized by these Articles Supplementary, the total number of shares of all classes and series of stock which the Corporation had authority to issue was 500,000,000, consisting of 490,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, having an aggregate par value of $5,000,000, classified and designated as follows:

Common Stock	490,000,000
Class D Shares	164,000,000
Class T Shares	163,000,000
Class I Shares	163,000,000

Preferred Stock	10,000,000

THIRD:    As reclassified and designated hereby, the total number of shares of all classes and series of stock which the Corporation has authority to issue is 500,000,000, consisting of 490,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of

Preferred Stock, $.01 par value per share, having an aggregate par value of $5,000,000, classified and designated as follows:

Common Stock	490,000,000
Class D Shares	122,500,000
Class T Shares	122,500,000
Class I Shares	122,500,000
Class S Shares	122,500,000

Preferred Stock	50,000,000

FOURTH: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 27th day of November, 2018.

ATTEST: /s/ Michael J. Komenda Name: Michael J. Komenda Title: Secretary	CIM INCOME NAV, INC. Nathan D. DeBacker (SEAL) Name: Nathan D. DeBacker Title: Chief Financial Officer